Exhibit 99

Press Release                                              FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                    Contact: Kurt D. Rosenberger
                                                           Phone: (812) 829-2095

                        HOME FINANCIAL BANCORP ANNOUNCES
                          19.9% COMMON STOCK REPURCHASE
                        --------------------------------

         Spencer, Indiana -- (March 7, 2001) Home Financial Bancorp (the "Corporation") (Nasdaq: HWEN), an Indiana corporation which is the holding company for Owen Community Bank, s.b. (the "Bank") based in Spencer, Indiana, announced today that it has acquired 338,650 of its outstanding shares of common stock in an unsolicited privately negotiated transaction. This transaction was previously announced on February 15, 2001.

         Upon obtaining necessary regulatory approvals, the Corporation acquired the shares of two affiliated shareholders owning 19.9% of its outstanding shares at an average price of $5.50 per share, or $1,862,575 in the aggregate. To make this purchase, the Bank obtained Office of Thrift Supervision (the "OTS") approval of a cash dividend to the Corporation in an amount equal to $2,012,575. Of that amount, $1,000,000 was provided by Federal Home Loan Bank borrowings and the balance was paid from the Bank's cash on hand. The Bank remains well-capitalized following the dividend.

         Following the acquisition and retirement of these 338,650 shares of its common stock, the Corporation now has 1,359,550 shares outstanding.

         Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.

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